BHP Billiton Group

RATIO OF EARNINGS TO FIXED CHARGES

	Half year ended December 31,			Year ended 30 June,

	2002	2001	2002	2001	2000

Earnings
Income before income taxes, excluding minority interest and equity in earnings of associates and JV’s, after exceptional items	1,211.0	1,453.0	2,387.0	2,416.0	1,539.0
add:
Fixed charges	227.0	330.4	591.2	767.9	720.9
Distributed income of equity method investees	70.0	44.0	149.0	166.0	127.0
subtract:
Capitalized Interest	(51.0)	(15.0)	(58.0)	(39.0)	(65.0)
Preference security dividend requirements of consolidated subsidiaries	(12.0)	(18.0)	(39.0)	(83.0)	(92.0)

Total adjusted earnings	1,445.0	1,794.4	3,030.2	3,227.9	2,229.9
Fixed Charges
Interest costs (expensed and capitalized)	183.0	262.0	477.0	584.0	570.0
Portion of rent expense representative of interest factor	32.0	50.4	75.2	100.9	58.9
Pre-tax earnings required to cover any preferred stock dividend requirements	12.0	18.0	39.0	83.0	92.0

Total fixed charges	227.0	330.4	591.2	767.9	720.9
Ratio of Adjusted Earnings to Fixed Charges	6.4	5.4	5.1	4.2	3.1
US GAAP Measurement
Earnings
Income before income taxes, excluding minority interest and equity in earnings of associates and JV’s, after exceptional items	980.0	1,288.0	1,917.0	1,674.0	59.0
add:
Fixed charges	227.0	330.4	591.2	424.1	515.0
Distributed income of equity method investees	70.0	44.0	149.0	28.0	29.0
subtract:
Capitalized Interest	(51.0)	(15.0)	(58.0)	(15.0)	(10.0)
Preference security dividend requirements of consolidated subsidiaries	(12.0)	(18.0)	(39.0)	(63.0)	(79.0)

Total adjusted earnings	1,214.0	1,629.4	2,560.2	2,048.1	514.5
Fixed Charges
Interest costs	183.0	262.0	477.0	270.0	383.0
Portion of rent expense representative of interest factor	32.0	50.4	75.2	91.1	53.5
Pre-tax earnings required to cover any preferred stock dividend requirements	12.0	18.0	39.0	63.0	79.0

Total fixed charges	227.0	330.4	591.2	424.1	515.5
Ratio of Adjusted Earnings to Fixed Charges	5.3	4.9	4.3	4.8	1.0

BHP Billiton Plc Group

RATIO OF EARNINGS TO FIXED CHARGES

	Year ended 30 June,

	2001	2000	1999	1998

Earnings
Income before income taxes, excluding minority interest and equity in earnings of associates and JV’s	806.0	668.0	415.0	650.0
add:
Fixed charges	348.0	217.0	189.3	230.7
Distributed income of equity method investees	138.0	98.0	105.0	104.0
subtract:
Capitalized Interest	(24.0)	(55.0)	(22.0)	(13.0)
Preference security dividend requirements of consolidated subsidiaries	(20.0)	(13.0)	(4.0)	—

Total adjusted earnings	1,248.0	915.0	683.3	971.7
Fixed Charges
Interest costs (expensed and capitalized)	319.0	199.0	181.0	226.0
Portion of rent expense representative of interest factor	9.0	5.0	4.3	4.7
Pre-tax earnings required to cover any preferred stock dividend requirements	20.0	13.0	4.0	—

Total fixed charges	348.0	217.0	189.3	230.7
Ratio of Adjusted Earnings to Fixed Charges	3.6	4.2	3.6	4.2
US GAAP Measurement
Earnings
Income before income taxes, excluding minority interest and equity in earnings of associates and JV’s	654.0	618.0	376.0	586.0
add:
Fixed charges	348.0	217.0	189.3	230.7
Distributed income of equity method investees	138.0	98.0	105.0	104.0
subtract:
Capitalized Interest	(24.0)	(55.0)	(22.0)	(13.0)
Preference security dividend requirements of consolidated subsidiaries	(20.0)	(13.0)	(4.0)	—

Total adjusted earnings	1,096.0	865.0	644.3	907.7
Fixed Charges
Interest costs	319.0	199.0	181.0	226.0
Portion of rent expense representative of interest factor	9.0	5.0	4.3	4.7
Pre-tax earnings required to cover any preferred stock dividend requirements	20.0	13.0	4.0	—

Total fixed charges	348.0	217.0	189.3	230.7
Ratio of Adjusted Earnings to Fixed Charges	3.1	4.0	3.4	3.9